The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Notice of the Extraordinary Meeting of the Shareholders

Time and Date	10:00 a.m. on Friday, March 24, 2023 (JST)
Reception opens at 9:00 a.m.
Venue	Large Conference Room on the 2nd Floor,
Head Office of The Nagano Bank, Ltd. 2-9-38 Nagisa, Matsumoto City, Nagano, Japan
[Agenda]

Proposal 1	Approval of the Share Exchange Agreement
Proposal 2	Partial Amendment to the Articles of Incorporation
Proposal 3	Partial Revision of the Compensation Limits for Performance-linked Stock Compensation Plan for Directors due to the Stock Exchange

❬Dear Shareholder❭

For prevention of the spread of COVID-19 and putting the health and safety of our shareholders first, we encourage you to exercise your voting rights for the Extraordinary Meeting of the Shareholders in writing (via mail) or through the internet in advance, and refrain from visiting the meeting venue in person on the day of the meeting.

We stopped distributing gifts to shareholders at General Meetings of the Shareholders two years ago. We would appreciate your understanding.

THE NAGANO BANK, LTD. Securities Code: 8521

Securities code 8521
March 2, 2023
Dear Shareholder
2-9-38 Nagisa, Matsumoto City, Nagano, Japan
THE NAGANO BANK, LTD.
President Hitoshi Nishizawa

Notice of the Extraordinary Meeting of the Shareholders

I would like to take this opportunity to thank you, our shareholder, for your support of The Nagano Bank, Ltd.

The Extraordinary Meeting of the Shareholders of The Nagano Bank, Ltd. (“Nagano Bank”) will be held as described below.

For convocation of the Extraordinary Meeting of the Shareholders, the information which is the details including the reference documents for the General Meeting of the Shareholders (the matters subject to be provided electronically, hereinafter, the “Electronic Provision Measures Matters”) is provided electronically and posted as part of “Notice of the Extraordinary Meeting of the Shareholders” on the Nagano Bank’s website. Please access our website and confirm the information.

Nagano Bank’s website https://www.naganobank.co.jp/site/kabu/sokai.html

The Electronic Provision Measures Matters are posted to the website of the Tokyo Stock Exchange (“TSE”) in addition to the above website. Please access the TSE’s website below (Tokyo Stock Exchange Listed Company Search), search by entering the company name or securities code, select “Basic Information,” and then choose “Documents for public inspection/PR Information” to view the information.

TSE’s website (Tokyo Stock Exchange Listed Company Search) https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

If you are unable to attend the Extraordinary Meeting of the Shareholders on the meeting day, you may exercise your voting rights through either one of the following means. Please read and consider the reference documents for the general meeting of shareholders in the following pages, and exercise your voting rights by 5:00 p.m., Thursday, March 23, 2023.

[Exercising voting rights via the internet]
Please read the instructions on exercising voting rights on pages 3 and 4, access our designated voting site (https://soukai.mizuho-tb.co.jp/) on your smartphone or personal computer, and enter your approval or disapproval for each of the proposals, as prompted on the screen by the voting deadline indicated above.
[Exercising voting rights via mail]
Please indicate your approval or disapproval for each of the proposals on the enclosed voting form and return it to us by the voting deadline indicated above.

1 Time and Date	10:00 a.m. on Friday, March 24, 2023 (JST) (Reception opens at 9:00 a.m.)
2 Venue	Large Conference Room on the 2nd Floor, Head Office of The Nagano Bank, Ltd.
2-9-38 Nagisa, Matsumoto City, Nagano, Japan
3 Agenda for the Meeting
Matters to be resolved
Proposal 1	Approval of the Share Exchange Agreement
Proposal 2	Partial Amendment to the Articles of Incorporation
Proposal 3	Partial Revision of the Compensation Limits for Performance-linked Stock Compensation Plan for Directors due to the Stock Exchange
4 Instructions on Exercising Voting Rights
(1) When exercising your voting rights in writing (via mail), if neither approval nor disapproval for a proposal(s) is indicated on the voting form returned to us; it will be deemed as approval for the proposal(s).
(2) When exercising your voting rights by proxy, you may attend the general meeting of shareholders by appointing one other shareholder who has voting rights in Nagano Bank as your proxy. However, please be advised that a document proving their proxy right must be submitted.
5. Measures for Electronic Provision
To shareholders who have made a request for delivery of materials in paper-based format (“Request for Delivery of Document”), Nagano Bank will send written documents on which the matters subject to be provided electronically (“Electronic Provision Measures Matters”) are written along with this notice. However, the documents do not include the following matters regarding the Hachijuni Bank Ltd., pursuant to laws and regulations, and the provisions of Article 17 of the existing Articles of Incorporation of Nagano Bank.
(i) Articles of Incorporation;
(ii) “Particulars related to share options,” “Basic policy concerning the requirements for the person controlling the decision of the financial and business policies,” “Systems for ensuring proper business activities,” “Matters regarding specified wholly-owned subsidiary company,” “Transaction between the company and its parent company, etc.,” and “Other” included in the business report;
(iii) “Statement of changes in shareholders’ equity, etc.” and “Table of explanatory notes” included in the financial statements; and
(iv) “Consolidated statement of change in shareholders' equity, etc.” and “Tables of explanatory notes on consolidated financial statements,” included in the consolidated financial statement

•       If you are attending the General Meeting of the Shareholders in person, please hand in the enclosed voting form to the reception. Also, please make sure to bring this notice of the EGM with you to the meeting venue for resources conservation.

•       Should there be any corrections to the Electronic Provision Measures Matters, that effect and the Electronic Provision Measures Matters before and after the corrections will be posted to the websites of Nagano Bank and the Tokyo Stock Exchange (“TSE”).

<Reminders regarding the novel coronavirus [COVID-19]>

For prevention of the spread of COVID-19, we encourage you to exercise your voting rights for the EGM in writing (via mail) or through the internet in advance, and also consider refraining from visiting the meeting venue in person on the day of the meeting.

For shareholders considering attending the meeting in person, please make sure to check the status of the spread of COVID-19 as of the day of the meeting as well as your health condition, and take precautions such as wearing a mask to prevent infection to come to the meeting venue.

<Reminder: No gifts to shareholders will be given at the meeting venue>

We stopped distributing gifts to shareholders who have come to General Meetings of the Shareholders two years ago. We would appreciate your understanding.

Instructions on Exercising Voting Rights

Voting rights in the General Meeting of the Shareholders is an important right of yours as a shareholder.

We kindly ask that you review the reference documents for the General Meeting of the Shareholders in the following pages and exercise your voting rights.

You have three ways to exercise your voting rights as described below.

Attending the General Meeting of the Shareholders in person	Voting by a written document (postal mail)	Voting via the internet

Please hand in the enclosed voting form to the receptionist at the meeting venue.	Please indicate your approval or disapproval for the proposals on the enclosed voting form and return it to us.	Please enter your approval or disapproval for the proposals in accordance with the instructions on the following pages.

Meeting time and date	Voting deadline	Voting deadline

Friday, March 24, 2023 At 10:00 a.m. (Reception opens at 9:00 a.m.)	Thursday, March 23, 2023 Return by no later than 5:00 p.m.	Thursday, March 23, 2023 Enter by no later than 5:00 p.m.

How to fill out the voting form

* Voting form is a sample for illustration purposes only.

If you cast your votes by mail as well as through the internet, the votes through the internet will be treated as effective. If you cast your votes through the internet more than once, your last vote casted for each of the proposals will be treated as effective.

Instructions on Exercising Voting Rights via the Internet

If you are not clear about how to operate your personal computer, smartphone, or mobile phone for the internet voting, please contact the number on the right.	Internet Helpdesk, Stock Transfer Agency Department, Mizuho Trust & Banking Co., Ltd. 0120-768-524 (Hours of operation: From 9:00 a.m. to 9:00 p.m. excluding year-end and new-year holidays)

Reference Documents for the General Meeting of the Shareholders

Proposals and Reference Matters

Proposal 1 Approval of the Share Exchange Agreement

The Bank and The Hachijuni Bank, Ltd. (hereinafter, “Hachijuni Bank”; Hachijuni Bank and Nagano Bank are collectively referred to as the “Banks”), in accordance with the Basic Agreement executed on September 28, 2022, resolved to execute a business integration (hereinafter, the “Business Integration”) through a share exchange (hereinafter, the “Share Exchange”) which effective date is June 1, 2023, subject to obtaining approval by the General Meeting of the shareholders of Nagano Bank and the necessary permits and approvals by relevant authorities. The resolution was made at the respective meetings of the Board of Directors of the Banks held on January 20, 2023. The Banks have executed a share exchange agreement (hereinafter, the “Share Exchange Agreement”) stated below “2. Details of the Share Exchange Agreement” between the Banks as of January 20, 2023.

We, therefore, request shareholder approval for the Share Exchange Agreement.

The Share Exchange will be executed through the procedures of a simplified share exchange at Hachijuni Bank, in accordance with the provisions of Article 796, Paragraph 2 of the Companies Act, without approval by its General Meeting of the Shareholders. At Nagano Bank, the Share Exchange will be executed upon obtaining shareholder approval for the Share Exchange Agreement at the Extraordinary Meeting of the Shareholders.

If the Share Exchange is approved, Nagano Bank will become a wholly-owned subsidiary of Hachijuni Bank as of the effective date (June 1, 2023 (planned)). Consequently, prior to the effective date (June 1, 2023 (planned)), the common stocks of Nagano Bank are to be delisted by May 30, 2023 (the last trading date will be May 29, 2023), in accordance with the Delisting Criteria of the Tokyo Stock Exchange (hereinafter, the “TSE”).

The reasons for the Share Exchange and the details of the Share Exchange Agreement are as follows.

1. Reasons for the Share Exchange

(1)	Background of the Business Integration

The Banks are regional banks with head offices located in Nagano Prefecture, each engaged in financial intermediation function and developed with the regional community by maintaining a stable financial system and providing a broad range of financial services.

Nagano Prefecture, where the Banks mainly operate the business, is surrounded by a majestic natural environment created by three-thousander mountain ranges and clear rivers. Its economy is driven by manufacturers, including precision machinery, suited to abundant water resources and clean air. Moreover, it has various additional appeals that draw global attention, such as the rich tourist resources, regional culture that developed through a long history, and Japan’s No.1 prefecture in terms of longevity.

As the financial and economic environment surrounding the Banks is expected to become increasingly difficult due to the contraction of interest rate spread between deposits and loans caused by the prolonged low-interest rate environment, the Banks are expected to provide detailed functions and services, expand to new business fields; develop technologies including for during and after the COVID-19 pandemic and for digitalization; and to respond to the transformation of social structures such as decarbonization. The Banks believe that their role in the regional community will become increasingly important.

Under this business environment, the Banks concluded that the best option for contributing to the development of stakeholders of the Banks is to join forces under the shared mission of regional development to build a sound management foundation; reinforce the financial intermediation function; and establish a sustainable business model that matches the change in customers’ needs and transformation of social structure, as stated in the press release “Notice Regarding Basic Agreement on Business Integration between The Hachijuni Bank, Ltd. and The Nagano Bank, Ltd.” dated September 28, 2022. Consequently, the Banks have resolved to promote discussions and analysis toward the Business Integration on June 1, 2023, based on mutual trust and equal footing, and have reached the final agreement on January 20, 2023.

In addition, the Banks will promote discussion and review towards early merger after the effective date of the Share Exchange to maximize the effect of the integration.

(2)	Basic Principle and Purpose of the Business Integration

The Banks will promote the Business Integration under the assumption of equal footing, realize quick integration, and transform into a bank that can grow with the region by combining the expertise, relationship, and human assets of the Banks, and provide better value to the customers, region, shareholders, employees, etc.

(3)	Expected Synergies from the Business Integration

The Banks will consider specific measures considering the following synergy effects for early achievement of the purpose of the Business Integration:

(i) Utilization of human capital and transformation of the corporate culture

The Banks will transform their corporate culture to enable a better response to the change of times, with maximum use of human capital that will be the driving force for the growth and development of the Banks, promote mutual resource exchange, and optimal resource allocation to the areas of the business to be strengthened.

(ii) Enhancement of financial intermediation functions and financial services

By combining the Banks’ expertise, information, and networks and utilizing the corporate group functions, the Banks will promote the development and growth of the regional industries by strengthening relationship-based banking, core business support, and actively providing risk money. In addition, the Banks will improve the convenience of settlement transactions, asset formation, and use of loans; and provide services corresponding to their customers’ needs by expanding digital channels and services.

(iii) Enhancing expansion of business fields

The Banks will contribute to the further development of regional industries and improve residents’ quality of life by concentrating the Banks’ human assets, information, and expertise to expand the new business fields that resolve regional issues.

(iv) Strengthening the business foundation

The Banks will build a sound business foundation that will enable continued contribution to the regional community by providing stable functions and services, improving business efficiency through consolidation and abolition of redundant branches, etc. streamlining and integrating headquarter organizations, and with shared systems and administration, etc.

2. Details of the Share Exchange Agreement

The details of the Share Exchange Agreement are as described in the “Share Exchange Agreement (Copy)” as follows.

Share Exchange Agreement (Copy)

The Hachijuni Bank, Ltd. (hereinafter, “Hachijuni Bank”) and The Nagano Bank, Ltd. (hereinafter, “Nagano Bank”) have entered into this Share Exchange Agreement (hereinafter, the “Agreement”), as follows.

Article 1 Share Exchange Method

Hachijuni Bank and Nagano Bank shall execute the share exchange (hereinafter, the “Share Exchange”), which will make Hachijuni Bank a wholly-owning parent company and Nagano Bank a wholly-owned subsidiary as of the effective date (hereinafter, the “Effective Date”) set forth in Article 5 of the Agreement.

Article 2 Trade Names and Addresses of Hachijuni Bank and Nagano Bank

The trade names and addresses of Hachijuni Bank and Nagano Bank are as follows.

(1)       Wholly-owning parent company after the Share Exchange (Hachijuni Bank)

Trade name: The Hachijuni Bank, Ltd.

Address: 178-8 Ooaza Nakagosho, Aza Okada, Nagano-City, Nagano, Japan

(2)       Wholly-owned subsidiary after the Share Exchange (Nagano Bank)

Trade name: The Nagano Bank, Ltd.

Address 2-9-38 Nagisa, Matsumoto City, Nagano, Japan

Article 3 Delivery of Consideration upon the Share Exchange and the Allotment

1.       In conjunction with the Share Exchange, Hachijuni Bank shall issue to the shareholders of Nagano Bank, as monies, etc. in lieu of the shares of Nagano Bank, the number of common stock of Hachijuni Bank which is obtained by multiplying by 2.54 the total number of the common stock of Nagano Bank held by the shareholders (excluding Hachijuni Bank) who are listed or recorded in the final shareholder register of Nagano Bank as of the day before the Effective Date.

2.       For the allotment of the consideration in the preceding paragraph, the number of common stock of Hachijuni Bank, which is obtained by multiplying the total number of the common stock of Nagano Bank held by the shareholders (excluding Hachijuni Bank) who are listed or recorded in the final shareholder register of Nagano Bank as of the day before the Effective Date by 2.54 shall be allotted to each of the said shareholders.

Article 4 Capital and Reserves of Hachijuni Bank

The amount of capital and reserves of Hachijuni Bank to be increased through the Share Exchange shall be as follows. Provided, however, that Hachijuni Bank and Nagano Bank may change the following, taking into consideration changes in circumstances until the Effective Date, by agreement after consultation between Hachijuni Bank and Nagano Bank.

(1)	Share capital	¥0
(2)	Capital reserve	The amount separately determined by Hachijuni Bank in accordance with the Regulation on Corporate Accounting
(3)	Retained earnings reserve	¥0

Article 5 Effective Date

The Effective Date shall be June 1, 2023. Provided, however, that this can be changed by agreement after consultation between Hachijuni Bank and Nagano Bank when necessitated by procedures for the Share Exchange or other reasons.

Article 6 Cancellation of Treasury Share

Nagano Bank shall cancel all of its treasury shares (including the stock acquired by Nagano Bank in response to the right to request the purchase of shares exercised by Nagano Bank’s shareholders in relation to the Share Exchange, pursuant to Article 785 of the Companies Act) that it holds immediately prior to the time (hereinafter, the “Record Time”) when Hachijuni Bank acquires all of the issued and outstanding shares of Nagano Bank (excluding the common stock of Nagano Bank held by Hachijuni Bank). The cancellation shall take place at the Record Time, by resolutions of Nagano Bank’s Board of Directors meeting held by no later than the day prior to the Effective Date.

Article 7 Maximum Amount of Dividend Payment from Surplus

1.     After the conclusion of the Share Exchange Agreement, Hachijuni Bank shall not make any dividend payment from surplus based on the Record Dates that are prior to the Effective Date, except for the dividend payment from surplus to its shareholders as of March 31, 2023, which is up to consolidated dividend payout ratio per share of 40% (the amount obtained by deducting Hachijuni Bank’s mid-term dividend for the fiscal year ending March 31, 2023 of ¥10 from the amount obtained by multiplying Hachijuni Bank’s consolidated profit per share for the full year of the fiscal year ending March 31, 2023 by 40% (round up after the decimal point)).

2.     After the conclusion of the Agreement, Nagano Bank shall not make any dividend payment from surplus based on the Record Dates that are prior to the Effective Date, except for the dividend payment from surplus to its shareholders as of March 31, 2023, which is up to the amount of ¥25 per share. At the Annual General Meeting of the Shareholders of Nagano Bank to be held on June 2023, Hachijuni Bank shall exercise its voting rights that is required for Nagano Bank to pay dividends from surplus to its shareholders as of March 31, 2023.

Article 8 Management of Company Assets with the Due Care of a Good Manager, etc.

1.     During the period after the conclusion of the Agreement until the Effective Date, Hachijuni Bank and Nagano Bank shall individually execute their operations, manage and administer their assets with the due care of good managers; and cause their subsidiaries to execute their operations, and manage and administer their assets with the due care of good managers.

2.     During the period after the conclusion of the Agreement until the Effective Date, Hachijuni Bank and Nagano Bank shall not conduct any act that may cause material impact to the status of their respective consolidated assets and future profit and loss, nor shall cause their subsidiaries to conduct such act, unless otherwise separately agreed between Hachijuni Bank and Nagano Bank.

Article 9 Amendment and Cancellation of the Agreement

During the period after the conclusion of the Agreement until the Effective Date, Hachijuni Bank and Nagano Bank may amend the terms and conditions of the Agreement or cancel the Agreement upon agreement after consultation between Hachijuni Bank and Nagano Bank; (i) in the event of material changes in the assets or business circumstances of Hachijuni Bank or Nagano Bank by reasons including Acts of God; or (ii) in the event that Hachijuni Bank or Nagano Bank identifies circumstances constituting material impediments to the execution of the Share Exchange or occurrence of events making the execution extremely difficult.

Article 10 Approval and Effect of the Agreement
1.	Nagano Bank shall hold its Extraordinary Meeting of the Shareholders on March 24, 2023 and obtain approval for the Agreement. Provided, however, that this can be changed by agreement after consultation between Hachijuni Bank and Nagano Bank when necessitated by procedures for the Share Exchange or other reasons.
2.	The Agreement shall lose its effect if the Agreement is not approved at Nagano Bank’s General Meeting of the Shareholders, or not permitted or approved by relevant government authorities set forth by laws and regulations by the date prior to the Effective Date.

Article 11 Matters not Stipulated in the Agreement

Any matters not stipulated in the Agreement and any other matters necessary for the Share Exchange shall be determined upon negotiation and agreement between Hachijuni Bank and Nagano Bank.

IN WITNESS of the conclusion of the Agreement, the Agreement has been prepared in duplicate, signed and sealed by Hachijuni Bank and Nagano Bank, who each retain one.

January 20, 2023

	The Hachijuni Bank, Ltd.	Masaki Matsushita, President 178-8 Ooaza Nakagosho, Aza Okada, Nagano-City, Nagano, Japan (Seal)
	The Nagano Bank, Ltd.	Hitoshi Nishizawa, President 2-9-38 Nagisa, Matsumoto-City, Nagano, Japan (Seal)

3. Matters related to the Appropriateness of the Consideration for the Exchange

(1)	Matters Related to the Appropriateness of the Total Number and the Allotment of Consideration for the Exchange
(i)	Details of the allotment in the Share Exchange

	The Hachijuni Bank, Ltd. (Wholly-owning parent company after the share exchange)	The Nagano Bank, Ltd. (Wholly-owned subsidiary after the share exchange)
Share Exchange Ratio	1	2.54
Number of shares to be issued for the Share Exchange	Common stock of Hachijuni Bank: 22,664,539 shares (planned)

(Note 1) The ratio of allotment of shares

For each share of common stock of Nagano Bank, 2.54 shares of common stock of Hachijuni Bank will be allotted. However, no shares will be allotted through the Share Exchange for the 152,000 shares of common stock of Nagano Bank held by Hachijuni Bank (as of December 31, 2022).

(Note 2) Number of new shares to be issued by Hachijuni Bank in the Share Exchange (Planned)

Common stock of Hachijuni Bank: 22,664,539 shares (planned)

The number of common stocks stated above was calculated based on 9,259,356 shares considering the number of issued and outstanding common stocks of Nagano Bank (9,258,856 shares) as of December 31, 2022 and the 500 shares of common stock under the assumption that all of the stock acquisition rights issued by Nagano Bank (a total of five rights) are to be exercised within 30 days from the day after such date of approval in accordance with the provisions of the issuing guidelines, etc., and converted to 500 shares of common stock of Nagano Bank, subject to the approval of the Share Exchange Agreement by the Extraordinary Meeting of Shareholders of Nagano Bank to be held on March 24, 2023. Provided, however, that Nagano Bank plans to cancel all of its treasury shares no later than the time immediately before the Share Exchange takes effect (hereinafter, the “Record Time”). Accordingly, the treasury shares of Nagano Bank as of December 31, 2022 (184,309 shares) have been excluded from the above calculation of issuance of new shares of Hachijuni Bank. Also, the 152,000 shares of common stock of Nagano Bank held by Hachijuni Bank as of December 31, 2022 have been excluded from the above calculation of issuance of new shares of Hachijuni Bank.

The number of new shares to be allotted by Hachijuni Bank may change in case the number of treasury stocks of Nagano Bank as of December 31, 2022 changes by the Record Time, including due to the exercise of the right to request the purchase of shares by the shareholders of Nagano Bank.

(Note 3) Handling of shares constituting less than one unit

When the Business Integration is consummated, shareholders of Nagano Bank who receive shares constituting less than one unit (100 shares) of the common stock of Hachijuni Bank (hereinafter, the “Shares Constituting Less Than One Unit”) in the Share Exchange may not sell Shares Constituting Less Than One Unit on the Tokyo Stock Exchange Inc. or any other financial instruments exchange. Shareholders who will own such Shares Constituting Less Than One Unit may request Hachijuni Bank to purchase the Shares Constituting Less Than One Unit pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act. In addition, such shareholders may request Hachijuni Bank to sell the number of shares needed to constitute one unit together with the Shares Constituting Less Than One Unit held by such a shareholder pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Hachijuni Bank, unless Hachijuni Bank does not have the number of treasury stock referred to in the request of sale.

(Note 4) Processing of fractional shares constituting less than one stock

In case fractional shares are included in the number of the common stock of Hachijuni Bank to be allotted in the Share Exchange, Hachijuni Bank shall deliver monies in the amount corresponding to such factional share to the shareholders of Nagano Bank who will receive such fractional shares, pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

(ii)	Basis for the details of allotment in the Share Exchange

I. Basis and reason for the allotment

As stated in the above “1. (1) Background of the Business Integration,” the Banks reached a basic agreement on promoting discussions and analysis towards the Business Integration on September 28, 2022, and engaged in discussions and review by the establishment of the Business Integration Committee to implement the Business Integration with June 1, 2023 (planned) as the Effective Date of the Share Exchange.

As stated in below “III. Measures to ensure fairness,” to secure the fairness of the compensation for the Share Exchange and fairness of the Business Integration otherwise, Hachijuni Bank has selected Nomura Securities Co., Ltd. (hereinafter, “Nomura Securities”) as its third-party valuation institution, and Iwata Godo Attorneys and Counsellors at Law as the legal advisor and commenced review of the Business Integration. As a result of careful discussion and review referencing the share exchange ratio calculation report dated January 19, 2023, received from the third party valuation institution Nomura Securities, and the legal advice by the legal advisor Iwata Godo Attorneys and Counsellors at Law, Hachijuni Bank determined that implementing the Business Integration based on the Share Exchange Ratio stated in above “(i) Details of the allotment in the Share Exchange” is appropriate.

On the other hand, as stated in below “III. Measures to ensure fairness,” to secure the fairness of the compensation for the Share Exchange and fairness of the Business Integration otherwise, Nagano Bank has selected Daiwa Securities Co. Ltd. (hereinafter, “Daiwa Securities”) as its third-party valuation institution, and Nagashima Ohno & Tsunematsu as its legal advisor and commenced review of the Business Integration. As a result of careful discussion and review referencing the share exchange ratio calculation report dated January 19, 2023, received from the third party valuation institution Daiwa Securities, and the legal advice by the legal advisor Nagashima Ohno & Tsunematsu, Nagano Bank determined that implementing the Business Integration based on the Share Exchange Ratio stated in above “(i) Details of the allotment in the Share Exchange” is appropriate.

The Banks have comprehensively considered factors including the market price of the shares, financial status, and future outlook based on the result of mutual due diligence referencing the results of calculation and analysis by the third-party valuation institutions and advice by the legal advisors, and engaged in a series of careful negotiation and discussion on the Share Exchange Ratio between the Banks. Consequently, the Banks have ultimately reached a decision that the Share Exchange Ratio stated in the above “(i) Details of the allotment in the Share Exchange” is appropriate, and agreed on the Share Exchange Ratio in the Share Exchange with a resolution by the respective Board of Directors of the Banks held on January 20, 2023.

II. Matters concerning the calculation

(a)	The names of valuation institutions and their relations with the Banks

Nomura Securities and Daiwa Securities, who are the financial advisor (third-party valuation institutions) of Hachijuni Bank and Nagano Bank, respectively, are third-party valuation institutions independent from the Banks, who do not fall under related parties and do not have a material conflict of interest that must be stated concerning the Business Integration.

(b)	Overview of the calculation

To ensure fairness of the calculation of the Share Exchange Ratio to be used for the Share Exchange, Hachijuni Bank selected Nomura Securities, and Nagano Bank selected Daiwa Securities as the respective third-party valuation institutions and separately requested the calculation and analysis of the Share Exchange Ratio.

Considering that the common stock of Hachijuni Bank is listed on the Tokyo Stock Exchange’s Prime Market and the market price is available, Nomura Securities calculated the value of the common stock of Hachijuni Bank using the average Market Share Price Analysis.

Nomura Securities calculated the value of the common stock of Nagano Bank by applying: (a) the average Market Share Price Analysis considering that the common stock of Nagano Bank is listed on the Tokyo Stock Exchange’s Standard Market and the market price is available; (b) the Comparable Companies Analysis considering that Nagano Bank has multiple comparable listed companies to enable estimation of the value of its stock; and (c) the dividend discount model method (hereinafter, the “DDM Analysis”) which analyzes the value of the stock by discounting the profit attributable to shareholders after retained earnings, etc., necessary for maintaining the particular capital structure to the present value using the cost of capital which is widely utilized for valuation of financial institutions, to reflect the status of the future business activities to the valuation. Ranges for the Share Exchange Ratio calculated with the value of one common stock of Hachijuni Bank as “1” are as stated below:

	Calculation method	Range of Share Exchange Ratio
1	Market Share Price Analysis (Reference Date 1)	2.48 – 2.75
2	Market Share Price Analysis (Reference Date 2)	2.45 – 2.54
3	Comparable Companies Analysis	2.04 – 2.65
4	DDM Analysis	2.14 – 3.10

For the average Market Share Price Analysis, the business day before September 28, 2022 on which the execution of the Basic Agreement was announced, is set as the reference date for the calculation (hereinafter, “Reference Date 1” in this press release), and the closing price on Reference Date 1 and simple average of the closing price on trading days for the period of five business days, one month, three months, and six months before Reference Date 1 have been applied. In addition, January 19, 2023, is also set as the reference date for the calculation (hereinafter, “Reference Date 2” in this press release), and the closing price on Reference Date 2 and simple average of the closing price on trading days for the period of five business days, one month, three months, and six months before Reference Date 2 have been applied.

Nomura Securities calculated the Share Exchange Ratio using the information provided by the Banks and publicly available information under the assumption that such materials and information are all accurate and complete and have not independently reviewed the accuracy or completeness of such information. In addition, independent assessment, appraisal, or valuation have not been performed on the assets and liabilities (including contingent liabilities) of the Banks and their associated companies (referring to “Associated Companies” as defined in Article 8, Paragraph 8 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements; hereinafter the same), including analysis and assessment of independent assets and liabilities, and no requests have been made to third party agencies for appraisal or evaluation. Nomura Securities’ Share Exchange Ratio calculation reflects information and economic conditions up to January 19, 2023. The financial forecasts by Nagano Bank (including profit plans and other information) are based on Nagano Bank's future forecasts for the fiscal year ending March 31, 2023 and thereafter, which incorporates various factors such as the business plan provided by Nagano Bank and confirmed by Hachijuni Bank, interviews with Nagano Bank and publicly available information. The sole purpose of Nomura Securities’ calculation is to be used as reference by the Board of Directors of Hachijuni Bank to discuss the Share Exchange Ratio.

There are no fiscal years with a significant increase or decrease in profits in the future financial forecasts of Nagano Bank for the period that Nomura Securities based its DDM Analysis valuation.

Daiwa Securities calculated the Share Exchange Ratio for the Banks by applying: (a) the Market Share Price Analysis considering that the common stocks of Hachijuni Bank and Nagano Bank are listed on the Tokyo Stock Exchange’s Prime Market and Standard Market, respectively, and the market price of the stocks are available; (b) the Comparable Companies Analysis considering that the Banks have multiple comparable listed companies to enable estimation of the value of stocks; and (c) the DDM Analysis to reflect the status of the future business activities to the valuation.

The results of the Share Exchange Ratio calculation using the above-stated valuation methods with the value of one common stock of Hachijuni Bank as “1” are as stated below:

	Calculation method	Range of Share Exchange Ratio
1	Market Share Price Analysis	2.45 – 2.54
2	Comparable Companies Analysis	1.68 - 2.51
3	DDM Analysis	2.41 - 3.23

For the Market Share Price Analysis, the date of the share exchange ratio calculation report, January 19, 2023, (Reference Date 2) was used as the reference date for the calculation, and the ratio was calculated using the closing price of the shares on Reference Date 2, and the average closing prices for the periods of one, three, and six months to Reference Date 2.

Daiwa Securities calculated the Share Exchange Ratio using the materials and information provided by the Banks and publicly available information as is in principle, assuming that all materials and information used for the analysis and review were accurate and complete. Daiwa Securities have not independently reviewed the accuracy or completeness of such materials and information, and it is not obligated to do so. In addition, Daiwa Securities have not performed an independent assessment, appraisal, or valuation on any assets and liabilities, including analysis and evaluation of individual assets and liabilities (including but not limited to financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of the Banks and their associated companies, including analysis and assessment of independent assets and liabilities, and no requests have been made to third party agencies for assessment, appraisal or evaluation. Daiwa Securities have assumed that the business plans, financial forecasts, and other information concerning the future were prepared based on the best forecast and judgment at such time by the respective management of the Banks and in accordance with reasonable and appropriate procedures. With the consent of Nagano Bank, Daiwa Securities have relied on the business plans, financial forecasts, and other information concerning the future of Nagano Bank and Hachijuni Bank without independent review of the accuracy, appropriateness, or feasibility of such information. Calculation of the Share Exchange Ratio by Daiwa Securities is based on the financial, economic, and other situations as of January 19, 2023. A significant increase or decrease in profits is not expected in the future business plans by the Banks underlying the DDM Analysis calculation by Daiwa Securities.

III. Measures to ensure fairness

Hachijuni Bank has implemented the following measures to ensure fairness of the Business Integration:

(a)	Obtaining a share exchange ratio calculation report by an independent third-party valuation institution

To ensure fairness of the Business Integration, Hachijuni Bank has selected Nomura Securities as its third-party valuation institution as stated in above “I. Basis and reason for the allotment,” and obtained a share exchange ratio calculation report to use as the basis of agreement on the Share Exchange Ratio to be applied to the Share Exchange. Hachijuni Bank has engaged in negotiation and discussion with Nagano Bank referencing the analysis and opinions of Nomura Securities as its third-party valuation institution, and at its Board of Directors’ meeting held on January 20, 2023, resolved to implement the Share Exchange with the Share Exchange Ratio stated in above “(1) (i) Details of the allotment in the Share Exchange.”

Hachijuni Bank has not obtained an opinion (fairness opinion) from Nomura Securities on the appropriateness of the Share Exchange Ratio from a financial point of view.

(b)	Advice from an independent law firm

Hachijuni Bank has obtained legal advice from Iwata Godo Attorneys and Counselors at Law, a legal advisor independent from the Banks, on the decision-making methods, processes, and other procedures of Hachijuni Bank concerning the Business Integration to ensure fairness and appropriateness of the decision-making of the Board of Directors.

On the other hand, Nagano Bank has implemented the following measures to ensure fairness of the Business Integration:

(a)	Obtaining a share exchange ratio calculation report by an independent third-party valuation institution

To ensure fairness of the Business Integration, Nagano Bank has selected Daiwa Securities as its third-party valuation institution as stated in above “(1) (ii) I. Basis and reason for the allotment,” and obtained a share exchange ratio calculation report to use as the basis of agreement on the Share Exchange Ratio to be applied to the Share Exchange. Furthermore, Nagano Bank has engaged in negotiation and discussion with Hachijuni Bank referencing the analysis and opinions of Daiwa Securities as its third-party valuation institution, and at its Board of Directors’ meeting held on January 20, 2023, resolved to implement the Share Exchange with the Share Exchange Ratio stated in above “(1) (i) Details of the allotment in the Share Exchange.”

Nagano Bank has not obtained an opinion (fairness opinion) from Daiwa Securities on the appropriateness of the Share Exchange Ratio from a financial point of view.

(b)	Advice from an independent law firm

Nagano Bank has obtained legal advice on its decision-making methods, processes, and other procedures of Nagano Bank concerning Business Integration from Nagashima Ohno & Tsunematsu, a legal advisor independent from the Banks, to ensure fairness and appropriateness of the decision-making of the Board of Directors.

IV. Measures to avoid conflicts of interest

Special measures have not been implemented as no specific conflicts of interest will arise from the Share Exchange between Hachijuni Bank and Nagano Bank.

(2)	Reason Why the Common Stock of Hachijuni Bank was Selected as Consideration for the Exchange

Nagano Bank deemed the common stock of Hachijuni Bank appropriate as the consideration for the Share Exchange, given that (i) trading opportunities for the common stock of Hachijuni Bank which will be allotted to shareholders of Nagano Bank are secured because the common stock of Hachijuni Bank will remain listed on the Tokyo Stock Exchange’s Prime Market and its liquidity and cashability will be kept intact, even after delisting of the common stock of Nagano Bank; and (ii) shareholders of Nagano Bank who will hold the common stock of Hachijuni Bank will be able to benefit from the effects of the integration brought by Nagano Bank becoming a wholly-owned subsidiary of Hachijuni Bank.

(3)	Matters Related to the Appropriateness of the Amount of Capital and Reserves of Hachijuni Bank

The amount of capital and reserves of Hachijuni Bank to be increased through the Share Exchange shall be as follows:

(i)	Amount of share capital to be increased:	¥0
(ii)	Amount of capital reserve to be increased:	The amount separately determined by Hachijuni Bank in accordance with the Regulation on Corporate Accounting
(iii)	Amount of retained earnings reserve to be increased:	¥0

The amount of share capital and reserves were determined within the scope provided for in the Regulations on Company Accounting, after comprehensively studying and accounting for the size of Hachijuni Bank and other circumstances, and therefore considered appropriate.

4. Matters of Reference regarding the Consideration for the Exchange

(1)	Provisions of the Articles of Incorporation of Hachijuni Bank

The Articles of Incorporation of the Hachijuni Bank Ltd. are omitted in the written documents (“documents stating the Electronic Provision Measures Matters”) sent to shareholders who have made a Request for Delivery of Document, in accordance with laws and regulations, and the provisions of Article 17 of the existing Articles of Incorporation of Nagano Bank.However, they are posted to the websites of Nagano Bank (https://www.naganobank.co.jp/site/kabu/sokai.html) and the TSE (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

(2)	Matters Concerning the Conversion Method of the Consideration for the Exchange into Cash

(i) Market on which the consideration for the exchange is traded

The common stock of Hachijuni Bank is traded at the Tokyo Stock Exchange’s Prime Market.

(ii) The person acting as intermediary, broker, or agency for trading the consideration for the exchange

Securities companies in Japan act as intermediary, broker or agency for trading the common stock of Hachijuni Bank.

(iii) Restriction on the transfer or other disposition of the consideration for the exchange, and the details thereof

There are no matters to report.

(3)	Matters Concerning the Market Price of the Consideration for the Exchange

Given that the business day before January 20, 2023 on which the execution of the Share Exchange Agreement was announced is set as the reference date, the average of the closing price of Hachijuni Bank’s share on trading days of the Tokyo Stock Exchange’s Prime Market for the period of one month, three months, and six months were ¥547, ¥509, and ¥496, respectively (any fraction of less than ¥1 is rounded off).

The latest share price and information of the common stock of Hachijuni Bank are available at the website of the Tokyo Stock Exchange (https://www.jpx.co.jp/).

(4)	Details of the Balance Sheets of Hachijuni Bank Pertaining to Each Business Year of Which Last Day has Arrived in the Past Five Years

The details of the balance sheets are omitted because Hachijuni Bank files securities report each business year in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

5.	Matters Concerning the Appropriateness of the Provisions for Stock Acquisition Rights Pertaining to the Share Exchange

If the Share Exchange Agreement is approved at the Extraordinary Meeting of the Shareholders, in relation to the Share Exchange, all of the stock acquisition rights issued by Nagano Bank will be exercised within 30 days from the day after the approval in accordance with the issuing guidelines of the stock acquisition rights. Nagano Bank has not issued bonds with stock acquisition rights.

6. Matters Related to Financial Statements, etc.

(1)	Details of Financial Statements Pertaining to the Most Recent Business Year of Hachijuni Bank

The details of financial statements pertaining to the most recent business year (fiscal year ending March 31, 2022) of Hachijuni Bank are as shown on the pages 1 through 39 of the enclosed “Reference Documents <Attached Materials> for the Extraordinary Meeting of the Shareholders.”

The details of financial statements pertaining to the most recent business year (fiscal year ending March 31, 2022) of Hachijuni Bank are as shown on the pages 1 through 39 of the enclosed “Reference Documents <Attached Materials> for the Extraordinary Meeting of the Shareholders.” The information on the following matters of the Hachijuni Bank Ltd. is omitted in the written documents (“documents stating the Electronic Provision Measures Matters”) sent to shareholders who have made a Request for Delivery of Document, in accordance with laws and regulations, and the provisions of Article 17 of the existing Articles of Incorporation of Nagano Bank.

However, they are posted to the websites of Nagano Bank (https://www.naganobank.co.jp/site/kabu/sokai.html) and the TSE (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

(i)	“Particulars related to share options,” “Basic policy concerning the requirements for the person controlling the decision of the financial and business policies,” “Systems for ensuring proper business activities,” “Matters regarding specified wholly-owned subsidiary company,” “Transaction between the company and its parent company, etc.,” and “Other” included in the business report;
(ii)	“Statement of changes in shareholders’ equity, etc.” and “Table of explanatory notes” included in the financial statements; and
(iii)	“Consolidated statement of change in shareholders' equity, etc.” and “Tables of explanatory notes on consolidated financial statements,” included in the consolidated financial statements

(2)	Details of Events Occurred in Hachijuni Bank After the Last Day of the Most Recent Business Year That Have Material Impact on the Status of the Company Assets

(i) Conclusion of the Share Exchange Agreement

Hachijuni Bank resolved to conclude the Share Exchange Agreement with Nagano Bank at its Board of Directors Meeting held on January 20, 2023 and entered into the Agreement on the same day. The details of the Share Exchange Agreement are as stated in the above “2. Details of the Share Exchange Agreement.”

(ii) Acquisition and cancellation of treasury share

At the Board of Directors Meeting held on April 28, 2022, Hachijuni Bank resolved the following: the acquisition of its treasury share in accordance with the provisions of Article 156 of the Companies Act as applied following the deemed replacement of terms pursuant to the provisions of Article 165 Paragraph 3 of the same Act, and the cancellation of the shares pursuant to the provisions of Article 178 of the same Act.

I. Details of matters regarding the acquisition of shares

(a) Class of shares to be acquired: Common stock

(b) Total number of shares to be acquired: Up to 20,000,000 shares

(Proportion to the total issued and outstanding shares (including treasury share): 4.08%)

(c) Total acquisition cost of the shares to be acquired: Up to ¥10,000,000,000

(d) Acquisition period: From May 2, 2022 to March 31, 2023

(e) Acquisition method: Market buying including Purchases through Off-Floor Treasury Share Repurchase Trading (ToSTNeT-3)

II. Details of matters regarding the cancellation of shares

(a) Class of shares to be cancelled: Common stock

(b) Total number of shares to be cancelled: 20,000,000 shares

(Proportion to the total issued and outstanding shares (including treasury share) before the cancellation: 3.91%)

(c) Scheduled cancellation date: May 20, 2022

Hachijuni Bank has acquired 6,435,500 shares of common stock (total acquisition cost: ¥2,999,979,100) by December 31, 2022, and cancelled 20,000,000 shares of common stock by May 20, 2022 in accordance with the above resolution.

(3)	Details of Events Occurred in Nagano Bank After the Last Day of the Most Recent Business Year That Have Material Impact on the Status of the Company Assets

(i) Conclusion of the Share Exchange Agreement

Nagano Bank resolved to conclude the Share Exchange Agreement with Hachijuni Bank at its Board of Directors Meeting held on January 20, 2023 and entered into the Agreement on the same day. The details of the Share Exchange Agreement are as stated in the above “2. Details of the Share Exchange Agreement.”

(ii) Cancellation of treasury share

Nagano Bank shall, by resolutions of its Boards of Directors Meeting held by no later than the day prior to of the Effective Date, cancel all of its treasury shares (including the stock acquired by Nagano Bank in response to the right to request the purchase of shares exercised by Nagano Bank’s shareholders in relation to the Share Exchange as set forth in Article 785 of the Companies Act) that it holds immediately prior to the time when the Share Exchange comes into effect.

7. Matters Concerning Resolution of the Proposal

The proposal shall be null and void if the Share Exchange Agreement was cancelled, pursuant to the provisions of Article 9 (Amendment and Cancellation of the Agreement); or if the Share Exchange Agreement loses its effect, pursuant to the provisions of Article 10 (Approval and Effect of the Agreement).

Proposal 2 Partial Amendment to the Articles of Incorporation

1. Reasons for proposal

If the Proposal 1 (Approval of the Share Exchange Agreement) is approved at the Extraordinary Meeting of the Shareholders, and if the Share Exchange takes effects on the Effective Date (June 1, 2023 (planned)); Hachijuni Bank will be the sole shareholder of Nagano Bank commencing with the Effective Date.

Accordingly, Nagano Bank no longer needs to establish the Record Date for Annual General Meetings of the Shareholders. Consequently, we will abolish the Record Date system, and delete Article 11 of the existing Articles of Incorporation as well as renumbering and amending the relevant provisions thereof (hereinafter, “Amendment”).

The Amendment shall take effect on May 31, 2023 subject to the approval of Proposal 1 (Approval of the Share Exchange Agreement) at the Extraordinary Meeting of the Shareholders, and the fact that the Share Exchange Agreement has not ceased to be effective by the date immediately before May 31, 2023.

2. Details of the Amendment

We propose to make the following changes to parts of the existing Articles of Incorporation.

(Changes are underlined.)

Existing Articles of Incorporation	Proposed changes
Article 1 to Article 10 (Provisions omitted)	Article 1 to Article 10 (No changes)
(Record Date)	(Deleted)
Article 11
Shareholders listed or recorded in the shareholder register as of the 31st of March each year shall be the shareholders having rights exercisable in the Annual General Meeting of the Shareholders held in relation to the corresponding business year.
2. In addition to the preceding paragraph, If necessary, the Company may set the Record Date with a prior public notice thereof by a resolution of the Board of Directors.
Article 12 to Article 13 (Provisions omitted)	Article 11 to Article 12 (Renumber the articles. Provisions unchanged)

Existing Articles of Incorporation	Proposed changes
(Class A Preferred Dividends)	(Class A Preferred Dividends)
Article 13-2	Article 12-2
In the event of distributing dividends from surplus provided for in Article 40, the Company shall distribute cash dividends in such respective amount as prescribed below to the holders of Class A Preferred Stock (hereinafter, the “Class A Preferred Shareholders”) or registered share pledgees who hold pledges over Class A Preferred Stock (hereinafter, the “Registered Class A Preferred Stock Pledgees”), whose names have been listed or recorded in the final shareholder register as of the Record Date for the said dividend distribution form surplus, with priority over the holders of common stock (hereinafter, the “Common Shareholders”) or registered share pledgees who hold pledges over the common stock (hereinafter, the “Registered Common Stock Pledgees”). The amount of such cash dividend (hereinafter, the “Class A Preferred Dividend”) shall be calculated by multiplying the subscription price per each relevant Class A Preferred Stock (provided, however; this shall be appropriately adjusted in the event of a stock split, gratis allotment of shares, reverse stock split or any other similar event of Class A Preferred Stock) by the annual dividend ratio resolved by the Board of Directors prior to the issuance of Class A Preferred Stock. The annual dividend ratio shall be up to 8.0%. Provided, however, if any Class A Preferred Interim Dividend stipulated in Article 13-3 has been paid to the Class A Preferred Shareholders or the Registered Class A Preferred Stock Pledgees during the business year to which the said Record Date belongs; the amount of the interim dividend will be deducted from the aforementioned dividend amount.	In the event of distributing dividends from surplus provided for in Article 39, the Company shall distribute cash dividends in such respective amount as prescribed below to the holders of Class A Preferred Stock (hereinafter, the “Class A Preferred Shareholders”) or registered share pledgees who hold pledges over Class A Preferred Stock (hereinafter, the “Registered Class A Preferred Stock Pledgees”), whose names have been listed or recorded in the final shareholder register as of the Record Date for the said dividend distribution form surplus, with priority over the holders of common stock (hereinafter, the “Common Shareholders”) or registered share pledgees who hold pledges over the common stock (hereinafter, the “Registered Common Stock Pledgees”). The amount of such dividend (hereinafter, the “Class A Preferred Dividend”) shall be calculated by multiplying the subscription price per each relevant Class A Preferred Stock (provided, however; this shall be appropriately adjusted in the event of a stock split, gratis allotment of shares, reverse stock split, or any other similar event of Class A Preferred Stock) by the annual dividend ratio resolved by the Board of Directors prior to the issuance of Class A Preferred Stock. The annual dividend ratio shall be up to 8.0%. Provided, however, if any Class A Preferred Interim Dividend stipulated in Article 12-3 has been paid to the Class A Preferred Shareholders or the Registered Class A Preferred Stock Pledgees during the business year to which the said Record Date belongs; the amount of the interim dividend will be deducted from the aforementioned dividend amount.
2, 3 (Provisions omitted)	2,3 (Unchanged)
(Class A Preferred Interim Dividends)	(Class A Preferred Interim Dividends)
Article 13-3	Article 12-3
In the event of distributing interim dividends stipulated in Article 41, the Company shall pay monies to the Class A Preferred Shareholders or the Registered Class A Preferred Stock Pledgees whose names have been listed or recorded in the final shareholder register as of the Record Date for the interim dividend, with priority over the Common Shareholders or the Registered Common Stock Pledgees. The amount of such interim dividend shall be up to one-half of the Class A Preferred Dividend per share of Class A Preferred Stock (hereinafter, the “Class A Preferred Interim Dividend”).	In the event of distributing interim dividends stipulated in Article 40, the Company shall pay monies to the Class A Preferred Shareholders or the Registered Class A Preferred Stock Pledgees whose names have been listed or recorded in the final shareholder register as of the Record Date for the interim dividend, with priority over the Common Shareholders or the Registered Common Stock Pledgees. The amount of such interim dividend shall be up to one-half of the Class A Preferred Dividend per share of Class A Preferred Stock (hereinafter, the “Class A Preferred Interim Dividend”).
Article 13-4 to Article 19 (Provisions omitted)	Article 12-4 to Article 18 (Renumber the articles. Provisions unchanged)

Existing Articles of Incorporation	Proposed changes
(General Meetings of Class Shareholders)	(General Meetings of Class Shareholders)
Article 20	Article 19
The provisions of Articles 16; 17; 18, Paragraph 1; and 19 shall apply mutatis mutandis to General Meetings of Class Shareholders.	The provisions of Articles 15; 16; 17, Paragraph 1; and 18 shall apply mutatis mutandis to General Meetings of Class Shareholders.
2 The provisions of Article 11 shall apply mutatis mutandis to General Meetings of Class Shareholders held on the same day as an Annual General Meeting of the Shareholders.	(Deleted)
3 Resolutions of General Meetings of Class Shareholders prescribed in Article 324, Paragraph 2 of the Companies Act shall be made by at least two-thirds of the voting rights of the shareholders present at the relevant General Meeting of Class Shareholders where shareholders holding at least one-third of the voting rights that may be exercised are present.

2 Resolutions of General Meetings of Class Shareholders prescribed in Article 324, Paragraph 2 of the Companies Act shall be made by at least two-thirds of the voting rights of the shareholders present at the relevant General Meeting of Class Shareholders where shareholders holding at least one-third of the voting rights that may be exercised are present.

Article 21 to Article 42 (Provisions omitted)	Article 20 to Article 41 (Renumber the articles. Provisions unchanged)

Proposal 3 Partial Revision of the Compensation Limits for Performance-linked Stock Compensation Plan for Directors due to the Stock Exchange

1. Reasons for the Proposal and Why the Proposal Is Reasonable

At the 57th Annual General Meeting of the Shareholders of Nagano Bank held on June 24, 2016, Nagano Bank received approval for introduction of a performance-linked stock compensation plan (hereinafter, the “Plan”) to directors of Nagano Bank (excluding outside directors; the same applies hereinafter with respect to this proposal). At the 62nd Annual General Meeting of the Shareholders held on June 25, 2021, Nagano Bank received the approval for reestablishing the compensation limits due to the amendment to the Companies Act (hereinafter the resolution made at each of the said Annual General Meetings of the Shareholders are collectively referred to as the “Original Resolutions”), and the Plan has continued operation until now. As in the Proposal 1, Nagano Bank has planned to execute a business integration with Hachijuni Bank through a share exchange, and will be a wholly-owned subsidiary of Hachijuni Bank once the Business Integration takes place. After the Business Integration, Nagano Bank would like to maintain the Plan as a performance-linked stock compensation plan which is linked to the common stock of Hachijuni Bank, the wholly-owning parent company to be, in lieu of the stock of Nagano Bank; and thus ask for approval for a revision of the existing compensation limits of the Plan for the directors.

We believe the proposal is appropriate because of the following reasons. This proposal is a procedural matter associated with the Business Integration through the share exchange and is not to raise the actual limits compared with the compensation limits under the Original Resolutions. As in the Original Resolutions, the changes to the Plan are intended to further clarify the link between the compensation of directors, and the business performance and stock price of Hachijuni Bank and Nagano Bank; and to enhance the motivation of directors to contribute to the improvement of the medium- to long-term corporate value by sharing not only benefits of share price increase but also risks of share price decline with the shareholders; which is also in compliance with Nagano Bank’s Policy for Decisions on the Details of Directors’ Individual Compensation, etc. (Please refer to the Business Report [pages 20 to 22 of the 63rd Annual General Meeting of the Shareholders as of June 2, 2022]).

This proposal is to ask for approval for the amount and details of Nagano Bank’s directors compensation under the Plan, separately from the amount of directors compensation (¥180 million) which was approved at the Annual General Meeting of the Shareholders held on June 26, 2009. Nagano Bank kindly asks our shareholders to leave the decisions on the details of the Plan within the limits #2 below to the Board of Directors.

The number of directors subject to the Plan is six as of now.

The resolution of the proposal will become effective on June 1, 2023, subject to that the Proposal 1 “Approval of the Share Exchange Agreement” is approved as proposed.

2. Details and the Amount of Compensation, etc. of the Plan

(1)	Outline of the Plan (Main changes are underlined.)

(i)	Beneficiaries of the Plan	• Directors (outside directors are out of the scope of the Plan.)
(ii)	Total amount of shares acquired (As shown in (2) below)	• ¥50 million per fiscal year (¥150 million per target period)
(iii)	Acquisition method and the number of the parent company’s shares to be acquired through the trust (As shown in (2) and (3) below)	• Shares will be acquired through the exchange market or purchasing Hachijuni Bank’s treasury share. • 63,500 shares per fiscal year (equivalent to 25,000 points)
(iv)	Timing of the delivery of the parent company’s shares (As shown in (5) below)	After the retirement of director’s position (If they are dismissed by a shareholders resolution, the director is unable to obtain the right to receive the benefit.)

The Plan is a performance-linked stock compensation plan where the shares of the parent company are acquired through the trust (hereinafter, the “Trust”) with the monies contributed by Nagano Bank as underlying resource, and the parent company’s shares and the monies equivalent to the converted value of such shares (hereinafter, the “Parent Company’s Shares, etc.”) are delivered to directors, in accordance with the regulations for the directors stock compensation stipulated by Nagano Bank.

(2)	Amount of Trust

Nagano Bank implemented the Plan for the three years commencing with the fiscal year ended March 31, 2017 to the fiscal year ended March 31, 2019 (hereinafter, the three fiscal years and each three-fiscal-year period following the initial three years are severally called “Target Period”.) and each Target Period thereafter. For the initial Target Period, Nagano Bank contributed monies up to ¥150 million as acquisition cost for shares to be delivered to the directors of Nagano Bank in accordance with the Plan, and established the Trust whose beneficiaries are the directors of Nagano Bank who are eligible beneficiaries. The Trust has acquired 765,000 shares of Nagano Bank’s stock during the initial Target Period using the monies trusted by Nagano Bank as underlying resources.

Even after the end of the initial Target Period, Nagano Bank continues to make additional contributions up to ¥150 million for each Target Period until the Plan ends. However, when making such additional contributions, if there are remaining shares of the parent company (excluding those that correspond to points given to directors, for which the shares has yet to be given to the directors) and monies (hereinafter, the “Remaining Shares, etc.”) in the trust assets on the last day of the Target Period immediately before the Target Period for which additional contributions are to be made, then the sum of the amount of the Remaining Shares, etc. (the book value as of the end of the last Target Period in the case of the parent company shares) and the amount of additional contribution shall be within the limit that will be approved as proposed by this proposal. If Nagano Bank decides to make additional contributions, it will disclose such effect in a timely and appropriate fashion.

(3)	Acquisition Method and the Number of the Parent Company’s Shares to Be Acquired Through the Trust

Acquisition of the parent company’s shares through the Trust is executed by acquiring the parent company’s shares from the stock market or purchasing Hachijuni Bank’s treasury share, with the monies contributed as in (2) above as underlying resources. Since the points granted to directors are up to 25,000 per fiscal year, the number of parent company’s shares to be acquired by the Trust for each Target Period is up to 190,500 shares.

(4)	Maximum Number of the Parent Company’s Shares, etc. to Be Delivered to Directors

For each business year, Nagano Bank’s directors are given the number of points determined based on factors such as their positions, the business performance, and the levels of achievement of the relevant medium-term management plan, in accordance with the regulations on directors compensation. The total number of points granted to directors per fiscal year is up to 25,000 points. Nagano Bank decided the number of points, considering the current levels of directors compensation, and trend and outlook of the number of directors in a comprehensive manner, and thus deems appropriate.

The points given to directors are converted, when delivering the Parent Company’s Shares, etc. to directors as in (5) below, at 2.54 shares of the parent company shares per point (however, the maximum number of points, the number of given points, and the conversion rate will be reasonably adjusted if a stock split, gratis allotment of shares, reverse stock split or other similar event of the parent company shares takes place after the approval of the proposal.).

The proportion of the number of parent company’s shares (63,500 shares), which is equivalent to the maximum number of points given to directors per fiscal year, to the total number of issued and outstanding shares (as of September 30, 2022 net of the treasury share) is approximately 0.013%.

The number of points given to directors, which is the basis for delivering the Parent Company’s Shares, etc. in (5) below, in principle, is the cumulative number of points given to the directors until their retirement (hereinafter, the points calculated in this manner are called the “Finalized Points”.).

(5)	Delivery of the Parent Company’s Shares, etc.

If a director has retired and satisfied the beneficiary requirements, the director may receive from the Trust, after their retirement, the number of the parent company’s shares based on the Finalized Points provided for in (4) above in principle, by following the procedures for the settlement of the beneficial interests. If, however, a director satisfies the requirements stipulated in the regulations on directors compensation, the director may receive the amount of monies equivalent to the market price of the parent company’s shares in lieu of the parent company’s shares, within a certain percentage. The Trust may sell shares of the parent company in order to deliver such monies.

Even if a director has been granted points by Nagano Bank, the director will be unable to obtain the right to receive the Parent Company’s Shares, etc. if they are dismissed by a resolution of a General Meeting of the Shareholders.

Note section

Note section

Articles of Incorporation

of The Hachijuni Bank, Ltd.

Table of Contents

Chapter 1. GENERAL PROVISIONS	A－000－001

Chapter 2. SHARES	A－000－001

Chapter 3. GENERAL MEETING OF SHAREHOLDERS	A－000－003

Chapter 4. DIRECTORS AND BOARD OF DIRECTORS	A－000－003

Chapter 5. AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD	A－000－005

Chapter 6. ACCOUNTS	A－000－006

Issued on: August 1 1931 Last revised: March 2 2023

Incorporated by reference in the Notice of the Extraordinary Meeting of the Shareholders of The Nagano Bank, Ltd.

Articles of Incorporation

of The Hachijuni Bank, Ltd.

(as amended on March 2nd, 2023)

Chapter 1.   GENERAL PROVISIONS

Article 1.    (Trade Name)

This Bank shall be called Kabushiki Kaisha Hachijuni Ginko.

It shall be, however, written in the English language as The Hachijuni Bank, Ltd.

Article 2.    (Purposes)

The purposes of this Bank shall be to engage in the following business:

1. Taking deposit and installment savings, lending funds or discounting bills and notes and exchange transactions.

2. Guaranteeing debts or acceptance of bills and notes and other business incidental to the banking business mentioned in the preceding sub-paragraph.

3. Underwriting, handling of offering for subscription or sale, sale and other business involving national bonds, local bonds, government guaranteed bonds and other securities.

4. Trust business.

5. In addition to the business mentioned in each of the preceding sub-paragraphs, business which a bank may engage in by virtue of the Banking Law, the Secured Debenture Trust Law and other laws and regulations.

6. Matters incidental or relating to the business mentioned in each of the preceding sub-paragraphs.

Article 3.    (Location of Head Office)

This Bank shall have its head office in Nagano City.

Article 4.    (Organization)

The Bank shall be organized to consist of the following in addition to the General Meeting of Shareholders and the Directors:

1.	Board of Directors
2.	Audit & Supervisory Board Members
3.	Audit & Supervisory Board
4.	Accounting auditors

Article 5.    (Method of Public Notice)

The public notices of this Bank shall be given in the form of electronic notices. However, if an electronic notice cannot be given due to an accident or other unavoidable circumstances, such notice shall be given in the Shinano Mainichi Shimbun and in the Nihon Keizai shimbun.

Chapter 2.   SHARES

Article 6.    (Total Number of Shares Authorized to be Issued)

The total number of shares which this Bank is authorized to issue shall be two billion (2,000,000,000).

Article 7.    (Acquisition of the Bank’s Own Shares)

The Bank may acquire its own shares by resolution of the Board of Directors in accordance with Article 165, Section 2 of the Corporate Law.

Article 8.    (Number of One Unit of Share)

The number of shares which constitutes one unit of share of this Bank shall be one hundred.

Article 9.    （Rights to Shares Constituting less than One Unit）

The shareholders of this Bank may not execute any rights concerning their shares constituting less than one unit except for the following:

(1)	Rights provided under Article 189, Section 2 of the Corporate Law
(2)	Rights to make claims in accordance with the provisions of Article 166, Section 1 of the Corporate Law
(3)	Rights to receive allotment of new shares and new share warrants depending on the number of shares owned by the shareholder
(4)	Rights to make claims provided under the next article

Article 10.   (Rights to Buy Shares less than One Unit)

The shareholders of this Bank, who hold their shares constituting less than one unit, may claims on this Bank to sell a shortfall of shares which constitute one unit.

Article 11.   (Shareholders’ List Manager)

1. This Bank shall have a Shareholders’ List Manager.

2. Shareholders’ List Manager and its office shall be decided by resolution of the Board of Directors, and shall be publicly notified.

3. The shareholders’ list and the register of share warrants shall be prepared and kept by the Shareholders’ List Manager. The Shareholder’s List Manager shall be entrusted to do other matters regarding the shareholders’ list and the register of share warrants. This Bank shall not do above-mentioned matters.

Article 12.   (Handling of Shares)

Handling, fees and other matters related to the shares of the Bank shall be governed by the Rules of Handling of Shares adopted by the Board of Directors in addition to any applicable laws and these Articles of Incorporation.

Article 13.   (Registration Obligation of Shareholders)

1. A shareholder, pledgee or his legal agent or representative shall register the name and address of the individual or organization with this Bank. This applies to any changes of the same.

2. If a person mentioned in the preceding paragraph resides in a foreign country, he shall designate the place or agent for receiving notices within Japan and registering the same with this Bank. This applies to any change of the same.

3. This Bank shall assume no responsibility as to notices or calls to a person who neglected the registration mentioned in the two preceding paragraphs.

Article 14.   (Record Date)

1. This Bank shall authorize the shareholders listed in the latest Register of Shareholders as of March 31 of every year, to exercise the rights at the Ordinary General Meeting of Shareholders for the business year.

2. In addition to the preceding paragraph, when necessary, the shareholders or registered pledgees listed or recorded in the latest Register of Shareholders on a specific date, which is announced by advance public notice, based on a resolution of the Board of Directors, shall be the shareholders or pledgees who can exercise the rights.

Chapter 3.   GENERAL MEETING OF SHAREHOLDERS

Article 15.   (Ordinary and Extraordinary General Meeting of Shareholders)

The Ordinary General Meeting of Shareholders shall be convened within three months from the last day of every business year, and an Extraordinary General Meeting of Shareholders shall be convened at any time when necessary.

Article 16.   (Measures for Electronic Provision, Etc.)

The Bank shall, when convening a General Meeting of Shareholders, provide information contained in the Reference Documents for the General Meeting of Shareholders, etc. electronically.

2. Among the matters to be provided electronically, the Bank may choose not to include all or part of the matters stipulated in the Ordinance of the Ministry of Justice in the paper copy to be sent to shareholders who have requested it by the record date for voting rights.

Article 17.   (Chairman of the General Meeting of Shareholders)

President shall act as the chairman of the General Meeting of Shareholders. When President is unable to act or when such office is vacant, another Director shall act as such in the order determined by the Board of Directors.

Article 18.   (Voting by Proxy)

1. A shareholder may exercise his voting rights by proxy. Such proxy shall be another shareholder of this Bank who has the right to vote.

2. The above shareholder or proxy must submit a certificate of proxy in writing to the Bank at each General Meeting of Shareholders.

Article 19.   (Method of Ordinary Resolutions)

1. Unless otherwise provided for in the laws and regulations or in the Articles of Incorporation, resolution of the General Meeting of Shareholders shall require a majority of the voting rights of the shareholders who are present and may exercise their voting rights.

2. The resolution set forth in Article 309, Section 2 of the Corporate Law shall require the quorum of shareholders holding one-third or more of the voting rights of the shareholders who may exercise their voting rights, and shall be adapted by at least two-thirds of voting rights represented at the meeting.

Chapter 4.   DIRECTORS AND BOARD OF DIRECTORS

Article 20.   (Number of Directors)

This Bank shall have twelve or fewer Directors.

Article 21.   (Appointment of Directors)

Directors shall be appointed at the General Meeting of Shareholders.

The decision on the appointment thereof shall require the presence of shareholders holding one-third or more of voting rights of shareholders who may exercise their voting rights and shall be adopted by a majority of voting rights thereof.

Appointment of Directors shall not be subject to cumulative voting.

Article 22.   (Term of Office of Directors)

The term of office of Directors shall expire at the time of completion of the Ordinary General Meeting of Shareholders relating to the last settlement period within two years after their assuming office.

The term of office of Directors appointed to fill the vacancy created by a Director having retired before the expiry of his term of office shall expire at the time when the term of office of the retired Director would expire.

Article 23.   (Executive Directors)

1. The Board of Directors, by its resolution, may appoint one President.

2. The Board of Directors, by its resolution, may appoint one Chairman and several Vice Presidents, Senior Managing Directors and Managing Directors.

Article 24.   (Representative Directors)

1. The President shall represent the Bank.

2. The Board of Directors, by its resolution, may appoint Directors representing the Bank from among Executive Directors in addition to the stipulation of the preceding paragraph.

Article 25.   (Remuneration and Other Financial Benefits of Directors)

Remuneration, bonuses or other financial benefits that Directors receive from this Bank in consideration of exercising their duties (“Remuneration etc.”) shall be determined by a resolution of the General Meeting of Shareholders.

Article 26.   (Board of Directors)

The Board of Directors shall be formed with all the Directors and shall make decisions on the conduct of important business of this Bank in addition to the matters provided for in the laws and regulations and by the Articles of Incorporation and shall supervise execution of duties of Directors.

Article 27.   (Convocation of Meetings of the Board of Directors)

The notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and each Audit & Supervisory Board Member up to three days prior to the date of the meeting. However, if there is urgent need, this period may be shortened.

Article 28.   (Omission of a Resolution of the Board of Directors）

The Bank deems that a resolution of the Board of Directors was passed when the requirements under Articles 370 of the Corporate Law have been satisfied.

Article 29.   (Limitation of Liability Contract with an Outside Director)

The Bank may conclude a contract concerning limitation of liability with an Outside Director when the legal requirements concerning Article 423, Section 1 of the Corporate Law are applicable. However, the maximum limit of liability under such a contract shall be the minimum total liability provided by law.

Article 30.   (Rules of the Board of Directors)

Except as provided for in the laws and regulations and by the Articles of Incorporation matters relating to the Board of Directors shall be as provided for in the Rules of the Meeting of the Board of Directors adopted by the Board of Directors.

Article 31.   (Advisers and Counselors)

Advisers and Counselors may be appointed by a resolution of the Board of Directors.

Chapter 5.   AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD

Article 32.   (Number of Audit & Supervisory Board Members)

This bank shall have six or fewer Audit & Supervisory Board Members.

Article 33.   (Appointment of Audit & Supervisory Board Members)

Audit & Supervisory Board Members shall be appointed at the General Meeting of Shareholders. The decision on the appointment thereof shall require the presence of shareholders holding one-third or more of voting rights of shareholders who may exercise their voting rights and shall be adopted by a majority of voting rights thereof.

Article 34.   (Term of Office of Audit & Supervisory Board Members)

1. The term of office of Audit & Supervisory Board Members shall expire at the time of completion of the Ordinary General Meeting of Shareholders relating to the last business year within four years after their appointment.

2. The term of office of Audit & Supervisory Board Members appointed to fill the vacancy created by an Audit & Supervisory Board Member having retired before the expiry of his term of office shall expire at the time when the term of office of the retired Audit & Supervisory Board Member would expire.

Article 35.   (Full-Time Audit & Supervisory Board Members)

The Audit & Supervisory Board Members shall elect by its resolution one or more Full-Time Audit & Supervisory Board Member(s).

Article 36.   (Remuneration and Other Financial Benefits of Audit & Supervisory Board Members)

Remuneration and other financial benefits of Audit & Supervisory Board Members shall be determined by a resolution of the General Meeting of Shareholders.

Article 37.   (Audit & Supervisory Board)

The Audit & Supervisory Board shall be formed with all the Audit & Supervisory Board Members and shall, in conformity with the laws and regulations and with the Articles of Incorporation, receive reports, hold consultations or pass resolutions on important audit-related matters.

However, it may not hinder the Audit & Supervisory Board Members in the exercise of their authority.

Article 38.   (Convocation of Meetings of the Audit & Supervisory Board)

The notice of convocation of a meeting of the Audit & Supervisory Board shall be dispatched to each Audit & Supervisory Board Members up to three days prior to the date of the meeting. However, if there is urgent need, this period may be shortened.

Article 39.   (Limitation of Liability Contract with an Outside Audit & Supervisory Board Member)

The Bank may conclude a contract concerning limitation of liability with an Outside Audit & Supervisory Board Members when the legal requirements concerning Article 423, Section 1 of the Corporate Law are applicable. However, the maximum limit of liability under such a contract shall be the minimum total liability provided by law.

Article 40.   (Rules of the Audit & Supervisory Board)

Except as provided for in the laws and regulations and by the Articles of Incorporation, matters relating to the Audit & Supervisory Board shall be as provided for in the Rules of the Meeting of the Audit & Supervisory Board adopted by the Audit & Supervisory Board.

Chapter 6.   ACCOUNTS

Article 41.   (Business Year)

A business year of this Bank shall be from April 1 of each year to March 31 of the following year.

Article 42.   (Disposition of Surplus)

The surplus of this Bank, unless otherwise provided for in the laws and regulations, shall be disposed of by a resolution of the General Meeting of Shareholders.

Article 43.   (Year-End Dividend of Surplus)

The year-end dividend of the surplus of this Bank shall be paid to the shareholders or registered pledgees who are listed or recorded in the latest shareholders’ list as of March 31 every year.

Article 44.   (Interim Dividend)

This Bank may, by a resolution of the Board of Directors, pay the Interim Dividend to the shareholders or registered pledgees who are listed or recorded in the latest shareholders’ list as of September 30 every year.

Article 45.   (Exclusion Period)

In case the payment of the year-end dividend of surplus and interim dividend is not received after five years have elapsed from the date when the payment thereof began, this Bank shall be discharged from liability to make the payment.